    As filed with the Securities and Exchange Commission on October 8, 1999
                                                        Registration No. 333-

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                          PREMIERE TECHNOLOGIES, INC.
             (Exact name of Registrant as specified in its charter)

              Georgia                                   59-3074176
  (State or other jurisdiction of           (I.R.S. Employer Identification
   incorporation or organization)                         No.)

                      3399 Peachtree Road, N.E., Suite 600
                             Atlanta, Georgia 30326
                                 (404) 262-8400
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ----------------

                                Boland T. Jones
                      Chairman and Chief Executive Officer
                          Premiere Technologies, Inc.
                      3399 Peachtree Road, N.E., Suite 600
                             Atlanta, Georgia 30326
                                 (404) 262-8400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ----------------

                                   Copies to:
          Robert S. Vaters                        Joel J. Hughey, Esq.
Executive Vice President of Finance                Alston & Bird LLP
    and Administration and Chief                  One Atlantic Center
         Financial Officer                     1201 West Peachtree Street
    Premiere Technologies, Inc.               Atlanta, Georgia 30309-3424
  3399 Peachtree Road, N.E., Suite                   (404) 881-7000
                600
       Atlanta, Georgia 30326
           (404) 262-8400

   Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ----------------

                        CALCULATION OF REGISTRATION FEE

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--------------------------------------------------------------------------------

                                                                       Proposed
                                                          Proposed     maximum
                                                          maximum     aggregate   Amount of
 Title of each class of securities to    Amount to be  offering price  offering  registration
            be registered                 Registered    per share(1)   price(1)      fee
---------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share
 (including rights to purchase shares
 of Series C Junior Participating
 Preferred Stock).....................  448,844 shares    $5.8125     $2,608,906     $730
---------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Estimated pursuant to Rule 457(c) solely for the purpose of computing the amount of the registration fee. Based on the average of the high and low prices of the Common Stock reported on the National Association of Securities Dealers automated quotation system on October 7, 1999.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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--------------------------------------------------------------------------------

                  Subject to completion, dated October 8, 1999


PROSPECTUS

                                 448,844 Shares

                            PREMIERE TECHNOLOGIES, INC.

                                  Common Stock

   The shareholders named in the table included in the "Selling Shareholders" section of this prospectus, which begins on page 25, are offering all of the shares of our common stock covered by this prospectus.

   The selling shareholders will sell their shares as described in the "Plan of Distribution" section, which begins on page 25. We will not receive any of the proceeds from the sale of shares of our common stock by the selling shareholders.

   Our common stock is traded on the Nasdaq National Market System under the symbol "PTEK." The last reported sales price of our common stock on October 7, 1999 was $5.75.

                               ----------------

   This investment involves risks. See "Risk Factors" beginning on page 6.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.


              The date of this prospectus is                , 1999

                               Table of Contents

                                                                            Page
                                                                            ----
Forward-Looking Statements.................................................   3

Our Business...............................................................   5

Risk Factors...............................................................   6

Selling Shareholders.......................................................  25

Plan of Distribution.......................................................  25

Use of Proceeds............................................................  26

Experts....................................................................  26

Opinions...................................................................  26

Incorporation by Reference.................................................  26

Additional information.....................................................  28

                            FORWARD-LOOKING STATEMENTS

   When used in this prospectus and elsewhere by management or Premiere from time to time, the words "believes," "anticipates," "expects," "will" and similar expressions are intended to identify forward-looking statements concerning our operations, economic performance and financial condition. These include, but are not limited to, forward-looking statements about our business strategy and means to implement the strategy, our objectives, the amount of future capital expenditures, the likelihood of our success in developing and introducing new products and services and expanding its business, and the timing of the introduction of new and modified products and services. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements are based on a number of assumptions and estimates which are inherently subject to significant risks and uncertainties, many of which are beyond our control, and reflect future business decisions which are subject to change. A variety of factors could cause actual results to differ materially from those anticipated in our forward-looking statements, including the following factors:

  . factors described from time to time in our press releases, reports and other filings made with the Securities and Exchange Commission;

  . our ability to comply with the financial covenants and other conditions of our revolving credit facility, as amended, and our ability to repay, refinance or extend the revolving credit facility in December 1999;

  . our ability to manage our growth and to respond to rapid technological change and risk of obsolescence of our products, services and technology;

  .  market acceptance of new products and services, including Orchestrate;

  .  development of effective marketing, pricing and distribution;

  .  strategies for new products and services, including Orchestrate;

  . competitive pressures among communications services providers may increase significantly;

  . costs or difficulties related to the integration of businesses, if any, acquired or that may be acquired by us may be greater than expected;

  . expected cost savings from past or future mergers and acquisitions may not be fully realized or realized within the expected time frame;

  . revenues following past or future mergers and acquisitions may be lower than expected;

  . operating costs or customer loss and business disruption following past or future mergers and acquisitions may be greater than expected;

  . the success of our strategic relationships, including the amount of business generated and the viability of the strategic partners, may not meet expectations;

  .  possible adverse results of pending or future litigation;

  . risks associated with interruption in our services due to the failure of the platforms and network infrastructure utilized in providing our services;

  . risks associated with the Year 2000 issue, including Year 2000 problems that may arise on the part of third parties which may effect our operations;

  .  risks associated with expansion of our international operations;

  . general economic or business conditions, internationally, nationally or in the local jurisdiction in which we are doing business, may be less favorable than expected;

  . legislative or regulatory changes may adversely affect the business in which we are engaged; and

  .  changes in the securities markets may negatively impact us.

   We caution you that these factors are not exclusive. Consequently, all of the forward-looking statements made in this prospectus and in documents incorporated in this prospectus are qualified by these cautionary statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We take on no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus, or the date of the statement, if a different date.

   All statements made herein regarding our state of readiness with respect to the Year 2000 issue constitute "Year 2000 readiness disclosures" made pursuant to the Year 2000 Information and Readiness Disclosure Act, Public Law No. 105-271.

                                   OUR BUSINESS

   We began doing business in 1991 with the vision to enhance telephone-based communications. Our telephony solutions provide a virtual office for thousands of mobile professionals worldwide. In 1996, we saw the opportunity to integrate the Internet into everyday business and personal communications solutions. Through our Orchestrate suite of Internet-based communications products, we are Web-enabling our traditional network-based solutions, including Premiere Document Distribution, Premiere Interactive Voice Response, Premiere Conferencing, Premiere Voice and Data Messaging and Premiere Enhanced Calling Services. Combining the power of the Internet with the reach of the telephone, we offer an array of innovative solutions to simplify the communications people rely on everyday at work and at home.

   The shares of our common stock being offered by the selling shareholders were issued in August 1999 in connection with our acquisition of Intellivoice Communications, Inc. As part of this acquisition, we entered into a registration rights agreement with some of the former Intellivoice shareholders. The registration statement of which this prospectus forms a part was filed pursuant to that registration rights agreement.

   We are a Georgia corporation, incorporated in 1991, and our principal executive offices are located at 3399 Peachtree Road, N.E., Lenox Building, Suite 600, Atlanta, Georgia 30326, telephone number (404) 262-8400.

   Our logo and certain titles of our product and service offerings mentioned in this prospectus are our service marks and trademarks. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

                                  RISK FACTORS

   You should carefully consider the following risks before deciding to purchase shares of our common stock. If any of the following risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment. You should also refer to the other information in this prospectus and the information incorporated herein by reference, including our financial statements and notes related thereto.

If We Are Not Able to Successfully Integrate and Consolidate Acquired Businesses, Products and Services Into Our Operations Our Future Performance May Suffer.

   We are in the process of continuing to integrate several businesses acquired in 1997 and 1998 by attempting to eliminate duplicative and unnecessary costs and to operate them under common management. There can be no assurance that the acquired businesses will be successfully integrated with our operations on schedule or at all, that the acquisitions of these businesses will result in sufficient net sales or earnings to justify our investment in these acquisitions or the expenses related thereto, or that operational synergies will develop. The successful integration of the acquired businesses into our operations is critical to our future performance. Failure to successfully integrate the acquired businesses or to achieve operating synergies would have a material adverse effect on our business, financial condition and results of operations. Potential challenges to the successful integration of acquired businesses include, but are not limited to:

  . centralization and consolidation of financial, operational and administrative functions;

  .  consolidation of service centers, networks and work forces;

  .  elimination of unnecessary costs; and

  .  realization of economies of scale.

   We are continuing to integrate and consolidate previously acquired service offerings, operations and systems with ours, and therefore, our integration plans may materially change in the future. Challenges to the successful integration of acquired service offerings, operations and systems include, but are not limited to:

  .  localization of our products and services;

  .  integration of platforms and networks;

  . cross-selling of products and services to our customer base and customer bases of acquired businesses;

  .  integration and retention of new personnel; and

  .  compliance with regulatory requirements.

If We Are Not Able to Compete Successfully Due to Increased Competition and the Development of Alternatives to Our Services Our Future Performance May Suffer.

   The markets for our products and services are intensely competitive, quickly evolving and subject to rapid technological change. Competitive pressures could have a material adverse effect on our business, financial condition and results of operations. We expect competition to increase in the future. Many of our current and potential competitors have longer operating histories, greater name recognition, larger customer bases and substantially greater financial, personnel, marketing, engineering, technical and other resources than we do. We believe that our current competitors are likely to expand their product and service offerings and that new competitors are likely to enter the Company's markets, and such competitors may attempt to integrate their products and services, resulting in greater competition.

   Our Document Distribution services compete with services provided by AT&T, MCI WorldCom and Sprint, and many of the international postal, telephone and telegraph companies, known as "PTTs", located around the world, as well as numerous smaller regional competitors. We cannot predict whether AT&T, MCI WorldCom, Sprint, any Internet service provider or PTT or any other competitor will expand its electronic document distribution business, and there can be no assurance that these or other competitors will not commence or expand their businesses. Moreover, our receiving, queuing, routing and other systems logic and architecture are not proprietary, and as a result, there can be no assurance that such information will not be acquired or duplicated by existing and potential competitors. We do not typically have long-term contractual agreements with our customers, and there can be no assurance that our customers will continue to transact business with us in the future. In addition, even if there is continued growth in the use of electronic document distribution services, there can be no assurance that potential customers will not elect to use their own equipment to fulfill their needs for electronic document distribution services. There also can be no assurance that customers will not elect to use alternatives to our Document Distribution services, including the Internet, to carry their communications or that companies offering such alternatives will not develop product features or pricing which are more attractive to customers than those currently offered by us.

   Our Corporate Messaging and Voice and Data Messaging services compete with voice mail services provided by AT&T, certain regional Bell operating companies, known as "RBOCs", and other service bureaus, as well as by equipment manufacturers, such as Octel Communications Corporation (which is owned by Lucent Technologies), Northern Telecom, Siemens Business Communications Systems, Centigram Communications, Boston Technology, and Digital Sound. Our enhanced travel, concierge, news and e-mail services compete with services provided by America Online, Prodigy and numerous Internet service providers.

   Our Interactive Voice Response Services compete with IVR Services provided by AT&T, MCI WorldCom, Lucent, West Teleservices, Call Interactive and Syntellect.

   Our Conferencing services compete with conference calling services provided by AT&T, MCI WorldCom, Sprint, as well as numerous smaller regional competitors.

   Our Orchestrate service competes with unified communications products offered by companies such as Octel/Lucent, Microsoft, Novell, Sun Microsystems, Motorola, and numerous smaller entities, such as Jfax, General Magic and Webley Systems. For example, Octel and Microsoft have announced a service, called "Unified Messenger," which places all voice mail, e-mail and fax messages in a single mailbox accessible by computer or telephone. In addition, Sun MicroSystems and Cisco Systems recently announced a plan to offer unified messaging for business customers. Motorola and General Magic have announced similar products.

   Our Enhanced Calling services and Premiere WorldLink Corporate Card compete with services provided by companies such as AT&T, MCI WorldCom and Sprint, as well as smaller interexchange long distance providers.

The Degree to Which We Are Leveraged Could Adversely Effect Our Liquidity and Our Ability to Obtain Additional Financing, and Could Make Us More Vulnerable to Economic Downturns and Competitive Pressures.

   In connection with the issuance of our convertible notes to the public on June 30 and July 30, 1997, we incurred $172.5 million in indebtedness. Effective December 16, 1998, we amended and restated the revolving credit facility we assumed in connection with the Xpedite acquisition for a period of one year. Under our revolving credit facility, we are entitled to borrow up to $150 million or, after the effectiveness of the merger of Healtheon Corporation and WebMD, Inc., the lesser of such amount and an amount such that the market value of our investment in WebMD, Inc. (or the surviving entity after the merger) is not less than 125% of the amount borrowed under the credit facility. As of June 30, 1999, the Company had unused borrowing capacity of approximately $23.9 million under the revolving credit facility. Further, as of June 30, 1999, the Company was in compliance with the terms of the revolving credit facility and no default existed. Our revolving loan facility matures on December 16, 1999 and we will be required to refinance or repay this indebtedness at that time. We cannot assure you that we will be able to refinance or repay this indebtedness at that time, and any such failure would have an adverse effect on our business.

   Our revolving credit facility limits our ability to incur additional indebtedness, grant liens, pay dividends or distributions, make certain acquisitions for cash, sell assets and repurchase our securities. As a result of this increased leverage, our principal and interest obligations have increased substantially. The degree to which we are leveraged and the restrictions contained in the revolving credit facility could adversely affect our ability to obtain additional financing for working capital, acquisitions or other purposes and could make us more vulnerable to economic downturns and competitive pressures. Our increased leverage could also adversely affect our liquidity, as a substantial portion of available cash from operations may have to be applied to meet debt service requirements, and in the event of a cash shortfall, we could be forced to reduce other expenditures and forego potential acquisitions to be able to meet such requirements.

   The indenture related to our convertible notes does not contain any financial covenants or any other agreements restricting the payments of dividends, the repurchase of our securities, the issuance of additional equity or the incurrence of additional indebtedness. We are in compliance with all of the terms of indenture.

The Telecommunications Act of 1996 May Increase Competition Which Could Adversely Effect Our Business.

   The Telecommunications Act of 1996 (the "1996 Act") allows the RBOCs to provide long distance telephone service between Local Access and Transport Areas, known as "LATAs", outside of their local service territories. The legislation also grants the Federal Communications Commission, or FCC, the authority to deregulate other aspects of the telecommunications industry, which in the future may, if authorized by the FCC, facilitate the offering of an integrated suite of information and telecommunications services by the RBOCs in competition with us. This increased competition could have a material adverse effect on our business, financial condition and results of operations.

If We Are Not Able to Anticipate Advances In Technologies Our Future Performance May Suffer.

   The market for our products and services is characterized by rapid technological change, frequent new product introductions and evolving industry standards. Our future success will depend in significant part on our ability to anticipate industry standards, continue to apply advances in technologies, enhance our current services, develop and introduce new products and services in a timely fashion, enhance our software and our platforms and compete successfully with products and services based on evolving or new technologies. We expect new products and services, and enhancements to existing products and services, to be developed and introduced which will compete with our products and services. Our Orchestrate product line is expected to compete within markets where larger companies are working to provide a unified communications, solution.

   Technological advances may result in the availability of new services, products or methods of electronic document distribution that could compete with the electronic document distribution services currently provided by us or decrease the cost of existing products or services which could enable our established or potential customers to meet their own needs for electronic document distribution services more cost efficiently than through the use of our services.

   The acquisitions of the Voice-Tel entities in 1997 constituted a significant investment by us in a private frame relay network architecture. Alternative architectures currently exist, and technological advances may result in the development of additional network architectures. There can be no assurance that the telecommunications industry will not standardize on a protocol other than frame relay or that our frame relay architecture will not become obsolete. Such events would require us to invest significant capital in upgrading or replacing our private frame relay network and could have a material adverse effect on our business, financial condition and results of operations.

   In addition, we may experience difficulty integrating incompatible systems of acquired businesses into our networks. There can be no assurance that we will not be materially adversely affected in the event of such technological change or difficulty, or that changes in technology will not enable additional companies to offer services which could replace, or be more cost-effective than, some or all of the services we now offer.

If New Products and Services That We Develop Are Not Accepted in the Marketplace Our Future Performance May Suffer.

   We must continually introduce new products and services in response to technological changes, evolving industry standards and customer demands for enhancements to our existing products and services. One such product is Orchestrate.

   Delays in the introduction of new products and services, our inability to develop such new products and services or the failure of such products and services to achieve market acceptance could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that:

  . we will successfully develop and market new products and services or product and service enhancements that respond to these or other technological changes, evolving industry standards or customer demands;

  . we will develop effective marketing, pricing and distribution strategies for new products and services, including Orchestrate;

  . we will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products and services; or

  . our new products and services, including Orchestrate, and enhancements to our existing products and services, will adequately meet the requirements of the marketplace and achieve market acceptance.

Our Administrative, Technical and Financial Resources May Be Strained and Our Future Performance May Suffer If We Are Not Able to Manage The Growth We Have Experienced Through Acquisitions.

   We regularly evaluate acquisition opportunities and, as a result, frequently engage in acquisition discussions, conduct due diligence activities in connection with possible acquisitions, and, where appropriate, engage in acquisition negotiations. There can be no assurance that we will be able to successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired operations into our existing operations or expand into new markets. In addition, we compete for acquisitions and expansion opportunities with companies that have substantially greater resources.

   We have experienced substantial growth in revenue and personnel in recent years, particularly in 1997 and early 1998. A substantial portion of such growth has been accomplished through acquisitions, including the acquisitions of Voice-Tel and its affiliate Voice-Tel Network Limited Partnership ("VTN") and substantially all of Voice-Tel's franchisees (the "Franchisees") (Voice-Tel, VTN and the Franchisees are collectively referred to as the "Voice-Tel Entities" and such acquisitions are referred to collectively as the "Voice-Tel Acquisitions"), the acquisition of VoiceCom, the merger with Xpedite and the acquisition of American Teleconferencing Services. Our growth has placed significant demands on all aspects of our business, including our administrative, technical and financial personnel and systems. Additional expansion may further strain our management, financial and other resources. There can be no assurance that our systems, procedures, controls and existing space are or will be adequate to support expansion of our operations.

   Our future operating results will substantially depend on the ability of our officers and key employees to manage changing business conditions and to implement and improve our administrative, technical and financial control and reporting systems. If we are unable to respond to and manage changing business conditions, then the quality of our services, our ability to attract and retain key personnel and our results of operations could be materially adversely affected.

   At certain stages of growth in network usage, we will be required to add capacity to our platforms and our digital central office switches and we will need to continually add capacity to our private frame relay network, thus requiring that we continuously attempt to predict growth in its network usage and add capacity accordingly. Difficulties in managing continued growth, including difficulties in predicting the growth in our network usage, could have a material adverse effect on our business, financial condition and results of operations.

   Acquisitions also involve numerous additional risks, including difficulties in the assimilation of the operations, services, products and personnel of the acquired company, the diversion of our management's attention from other business concerns, entry into markets in which we have little or no direct prior experience and the. potential loss of key employees of the acquired company. Assimilation and retention of the key employees of an acquired company are generally important to the success of an acquisition and the failure to assimilate and retain any such key employees could have a material adverse effect on our business, financial condition and results of operations.

Acquisitions May Decrease Our Shareholders' Percentage Ownership and Require Us to Incur Additional Debt, Which Could Adversely Effect Our Business.

   Future acquisitions may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, the assumption of known and unknown liabilities, the write-off of software development costs and the amortization of expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on our business, financial condition and results of operations. As of June 30, 1999, we had approximately $476.4 million of goodwill and other intangible assets reflected on our financial statements as a result of acquisitions. We are amortizing the goodwill and other intangibles over a range of periods we believe appropriate for the assets. If the amortization period is accelerated due to a reevaluation of the useful life of these assets or otherwise, amortization expense may initially increase on a quarterly basis or require a write-down of the goodwill or other intangible assets. An increase in the rate of amortization of goodwill or future write-downs and restructuring charges could have a material adverse effect on our business, financial condition and results of operations.

Acquisitions May Involve Restructuring and Other Special Charges, Which May Cause Our Financial Performance to Suffer.

   We have taken, and in the future may take, charges in connection with acquisitions. There can be no assurance that the costs and expenses incurred will not exceed the estimates upon which such charges are based. During the second quarter of 1997, we took a pre-tax charge of approximately $45.4 million in connection with the acquisitions of the Voice-Tel entities. During the third quarter of 1997, we took a pre-tax charge of approximately $28.2 million in connection with the acquisition of VoiceCom. We also recorded restructuring and other special charges before income taxes of approximately $7.5 million in connection with the merger with Xpedite.

Long Distance Pricing Pressures Could Cause Us to Lose Revenue.

   Telecommunications companies compete for consumers based on price, with major long distance carriers conducting extensive advertising campaigns to capture market share. There can be no assurance that a decrease in the rates charged for communications services by the major long distance carriers or other competitors, whether caused by general competitive pressures or the entry of the RBOCs into the long distance market, would not have a material adverse effect on our business, financial condition and results of operations.

If We Do Not Retain the Services of Our Key Management and Personnel Our Business May Suffer.

   Our success is largely dependent upon our executive officers and other key personnel, the loss of one or more of whom could have a material adverse effect on our performance. We believe that our continued success will depend to a significant extent upon the efforts and abilities of Boland T. Jones, Chairman and Chief Executive Officer, and certain other key executives. Mr. Jones has entered into an employment agreement which expires in December 1999, and we maintain key man life insurance on Mr. Jones in the amount of $3.0 million.

If We Do Not Attract and Retain Highly Qualified Technical Personnel Our Business May Suffer.

   We believe that to be successful we must hire and retain highly qualified engineering and product development personnel. Competition in the recruitment of highly qualified personnel in the information and telecommunications services industry is intense. If we are not able to locate, hire and retain such personnel it may have a material adverse effect on our business, financial condition and results of operations. No assurance can be given that we will be able to retain our key technical employees or that we will be able to attract qualified personnel in the future.

We Do Not Typically Have Long-Term Contractual Agreements With Our Customers And There Can Be No Assurance That Our Customers Will Continue to Transact Business With Us In The Future.

   We expect that the information and telecommunications services markets will continue to attract new competitors and new technologies, possibly including alternative technologies that are more sophisticated and cost effective than our technologies. We do not typically have long-term contractual agreements with our customers, and there can be no assurance that our customers will continue to transact business with us in the future.

We Rely on Amway for Significant Revenues and Any Loss of Business From Amway May Adversely Effect Our Financial Performance.

   We have historically relied on sales through Amway Corporation for a substantial portion of our revenue. Such sales accounted for approximately 23.7%, 21.8% and 9.4% of our revenue for 1996, 1997 and 1998, respectively. Total revenues from Amway have decreased significantly over the last two fiscal years but Amway remains a significant customer. There can be no assurance that our relationship with Amway and the Amway distributors will continue at historical levels or at all, nor can there be any assurance of long-term price protection for services provided to Amway. Continued loss in total revenues from Amway or diminution in the Amway relationship, or a decrease in average sales price without an offsetting increase in volume, could have a material adverse effect on our business, financial condition and results of operations. We have entered into a service and reseller agreement with Amway providing, among other things, for the sale of voice messaging and network transmission services on an exclusive basis to Amway in the United States, Canada, New Zealand and Australia for resale by Amway to its independent distributors. The Amway agreement does not bind the Amway distributors, who are free to acquire messaging services from alternative vendors. The Amway agreement may be canceled by either party upon 180 days prior written notice or upon shorter notice in the event of a breach. The Amway agreement does not prohibit us from continuing to provide voice messaging and network transmission services to Amway's distributors following termination of the Amway agreement. However, in the event that Amway recommended a voice messaging and network transmission services provider other than ours, there can be no assurance that Amway's distributors would not follow such recommendation. Amway has sold substantially all of the common stock of Premiere that it acquired in the Voice-Tel acquisitions. The sale of such stock may increase the possibility that Amway will recommend a voice messaging and network transmission services provider other than us.

Financial Difficulties of Licensees or Strategic Partners Could Adversely Impact Our Earnings.

   The telecommunications industry is intensely competitive and rapidly consolidating. The majority of companies that have chosen to outsource communications card services and other services to us are small or medium-sized telecommunications companies that may be unable to withstand the intense competition in the telecommunications industry. During the second quarter of 1998, a licensing customer and a strategic partner in our Enhanced Calling Services group initiated proceedings under Chapter 11 of the United States Bankruptcy Code. We recorded approximately $8.4 million of charges in the second quarter of 1998 associated with uncollectible accounts receivable, primarily related to these financially distressed customers. The financial difficulties of these two customers, as well as revenue shortfalls in the Voice and Data Messaging group and other unanticipated costs and one-time charges, contributed to an after tax loss for the second quarter of 1998.

There can be no assurance that one or more additional failures will not occur, and any such additional failures could have a material adverse effect on our business, financial condition and results of operations.

If Our Strategic Relationships Are Not Successful Our Future Financial Performance May Suffer.

   A principal element of our strategy is the creation and maintenance of strategic relationships that will enable us to offer our services to a larger customer base than we could otherwise reach through our direct marketing efforts. Failure of one or more of our strategic partners to successfully develop and sustain a market for our services, or the termination of one or more of our relationships with a strategic partner, could have a material adverse effect on our overall performance. We experienced growth in our existing strategic relationships during 1996, 1997 and 1998 and entered into or initiated new strategic relationships with several companies, including MCI WorldCom, WebMD, USA.NET, and Webforia. Although we intend to continue to expand our direct marketing channels, we believe that strategic partner relationships may offer a potentially more effective and efficient marketing channel. Consequently, our success depends in part on the ultimate success of these relationships and on the ability of these strategic partners to market our services effectively.

   In connection with our strategic plan, we make investments and form alliances with companies involved in emerging technologies, such as the Internet, as well as marketing alliances and outsourcing programs designed to reduce costs and develop new markets and distribution channels for our products. In 1998, the Company made investments of approximately $8.3 million to acquire initial or increase existing equity interests in companies engaged in emerging technologies. Since many of the companies in which we make investments are small, early-stage companies, our investments are subject to the significant risks faced by these companies which could result in the loss of our investment. In 1998, the Company took a net charge of $3.9 million reflecting the write-down of an equity investment in a telecommunications distribution partner, DigiTEC.

   In November 1996, we entered into a strategic alliance agreement with WorldCom, now known as MCI WorldCom, whereby MCI WorldCom is required, among other things, to provide us with the right of first opportunity to provide certain enhanced computer telephony services for a period of at least 25 years. In connection with this agreement, we issued to MCI WorldCom 2,050,000 shares of common stock valued at approximately $25.2 million (based on an independent appraisal) and paid MCI WorldCom $4.7 million in cash. We recorded the value of this agreement as an intangible asset. Subsequent to entering into this strategic alliance agreement WorldCom completed a merger with MCI to form MCI WorldCom. MCI was a competitor of ours with respect to certain services and the total impact of the merger between MCI and WorldCom on our strategic alliance with MCI WorldCom cannot be determined at this time. However, the minimum payment levels under the strategic alliance agreement ceased at the end of September 1998 and current activity levels are significantly below those prior minimums. In addition, in June 1999, we filed a lawsuit against MCI WorldCom alleging breach of this strategic alliance agreement. This lawsuit has been stayed pending arbitration. See "--One or More Adverse Outcomes In Our Pending Litigation Could Have a Material Adverse Effect On Our Business." We periodically review this intangible asset for impairment and in 1998 we wrote down the carrying value of the MCI WorldCom strategic alliance intangible asset by approximately $13.9 million. In addition, we accelerated amortization of the remaining carrying value of the asset starting in the fourth quarter of 1998 by shortening its estimated remaining useful life to three years from 23 years.

   Although we view our strategic relationships as a key factor in our overall business strategy and in the development and commercialization of our services, there can be no assurance that our strategic partners view their relationships with us as significant for their own businesses or that they will not reassess their commitment to us in the future. Our arrangements with our strategic partners do not always establish minimum performance requirements for our strategic partners, but instead rely on the voluntary efforts of these partners in pursuing joint goals. Certain of these arrangements prevent us from entering into strategic relationships with other companies in the same industry as our strategic partners, either for specified periods of time or while the arrangements remain in force. In addition, even when we are without contractual restriction, we may be restrained by business considerations from pursuing alternative arrangements. The ability of our strategic partners to incorporate our services into successful commercial ventures will require us, among other things, to continue to successfully enhance our existing products and services and develop new products and services. Our inability to meet the requirements of our strategic partners or to comply with the terms of our strategic partner arrangements could result in our strategic partners failing to market our services, seeking alternative providers of communications and information services or canceling their contracts with us, any of which could have a material adverse impact on our business, financial condition and results of operations.

If We Are Unable to Establish and Maintain Licensing and Wholesale Relationships Our Financial Performance May Suffer.

   We have licensing and wholesale relationships with companies that have chosen to outsource part or all of their communications card services. License fees accounted for approximately 11.7% and 5.8% of our revenues in 1997 and 1998, respectively. MCI WorldCom accounted for approximately 66.9% of our 1997 license fees and 7.0% of our total 1997 revenues, and approximately 53.3% of our license fees and 3.1% of our total revenues in 1998. Although we intend to increase our number of licensees and our licensee transaction volume in the future, our success depends in part upon the ultimate success or failure of our licensees and our ability to establish and maintain licensing and strategic relationships. There can be no assurance that the failure of one or more of our licensees to develop and sustain a market for our services, or termination of one or more of our licensing or strategic relationships, will not have a material adverse effect on our business, financial condition and results of operations.

Consolidation in the Telecommunications Industry Could Adversely Effect Our Business.

   The telecommunications industry is experiencing rapid consolidation. For example, in 1998 WorldCom, a strategic partner of the Company, completed a merger with MCI Communications Corp., a competitor of ours with respect to certain services, to form MCIWorldCom. Consolidation in the communications industry, including consolidations involving the Company's customers, competitors and strategic partners, could have a material adverse effect on the Company's business, financial condition and results of operations.

Our Future Success Depends on Market Acceptance of our Unified Messaging Products and Services, Which Includes Orchestrate.

   Market acceptance of unified messaging products and services generally requires that individuals and enterprises accept new ways of communicating and exchanging information. A decline in the demand for, or the failure to achieve broad market acceptance of, our unified messaging product lines and services would have a material adverse effect on our business, financial condition and results of operations. We believe that broad market acceptance of our unified messaging product lines and services will depend on several factors, including ease of use, price, reliability, access and quality of service, system security, product functionality and the effectiveness of strategic marketing and distribution relationships. There can be no assurance that our unified messaging products and services will achieve broad market acceptance or that such market acceptance will occur at the rate which we currently anticipate.

Downtime in Our Platforms and Network Infrastructure Could Result in the Loss of Significant Customers.

   We currently maintain switching facilities and computer telephony platforms in approximately 300 locations. Our network service operations are dependent upon our ability to protect the equipment and data at our switching facilities against damage that may be caused by fire, power loss, technical failures, unauthorized intrusion, natural disasters, sabotage and other similar events. We have taken precautions to protect ourselves and our customers from events that could interrupt delivery of our services. These precautions include physical security systems, uninterruptible power supplies, on-site power generators, upgraded backup hardware, fire protection systems and other contingency plans. In addition, certain of our networks are designed such that the data on each network server is duplicated on a separate network server. Notwithstanding such precautions, we have experienced downtime in our networks from time to time and there can be no assurance that downtime will not occur in the future. In addition, there can be no assurance that a fire, act of sabotage, technical failure, natural disaster or a similar event would not cause the failure of a network server and its backup server, other portions of our networks or one of the switching facilities as a whole, thereby resulting in an interruption of the our services. Such interruptions could result in the loss of significant customers and could have a material adverse effect on our business, financial condition and results of operations. Although we maintain business interruption insurance providing for aggregate coverage of approximately $86.1 million per policy year, there can be no assurance that we will be able to maintain our business interruption insurance, that such insurance will continue to be available at reasonable prices or that such insurance will be sufficient to compensate us for losses we experience due to our inability to provide services to our customers.

If We Are Not Able to Protect and Maintain the Competitive Advantage of Our Proprietary Technology and Intellectual Property Rights Our Business May Suffer.

   We rely primarily on a combination of intellectual property laws and contractual provisions to protect our proprietary rights and technology. These laws and contractual provisions provide only limited protection of our proprietary rights and technology. Our proprietary rights and technology include confidential information and trade secrets which we attempt to protect through confidentiality and nondisclosure provisions in our licensing, services, reseller and other agreements. We typically attempt to protect our confidential information and trade secrets through these contractual provisions for the term of the applicable agreement and, to the extent permitted by applicable law, for some negotiated period of time following termination of the agreement, typically one to two years at a minimum. There can be no assurance that our means of protecting our proprietary rights and technology will be adequate or that our competitors will not independently develop similar technology. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the United States.

If Claims Alleging Patent, Copyright or Trademark Infringement Are Brought Against Us and Successfully Prosecuted It May Cause Our Business to Suffer.

   Many patents, copyrights and trademarks have been issued in the general areas of software, information and telecommunications services, computer telephony and unified messaging. We believe that in the ordinary course of our business third parties may claim that our current or future products or services infringe the patent, copyright or trademark rights of such third parties. No assurance can be given that if actions or claims alleging infringement of such rights are brought against us that we will ultimately prevail. Any such claiming parties may have significantly greater resources than we have to pursue litigation of such claims. Any such claims, whether with or without merit, could be time consuming, result in costly litigation, cause delays in introducing new or improved products and services, requite us to enter into royalty or licensing agreements, or cause us to discontinue use of the challenged technology, tradename or service mark at potentially significant expense associated with the marketing of a new name or the development or purchase of replacement technology, all of which could have a material adverse effect on our business, financial condition and results of operations.

   We are aware of other companies that use the terms "WorldLink" or "Premiere" in describing their products and services, including telecommunications products and services. Some of those companies hold registered trademarks which incorporate the names "WorldLink" or "Premiere." For example, we have received correspondence from a provider of prepaid calling cards, which claims that our use of the term "WorldLink" infringes upon its trademark rights. In addition, we have received correspondence from a major bank, which is among the holders of registered trademarks incorporating the term "WorldLink," inquiring as to the nature of our use of the term "WorldLink" as part of our mark "Premiere WorldLink." Based on, among other things, the types of businesses in which the other companies are engaged and the low likelihood of confusion, we believe these claims are without merit.

   In October 1996, one of our subsidiaries received a letter from a third party claiming that aspects of our subsidiary's voice messaging products and services may be infringing upon one or more of the third party's patents. We have reviewed the patent claims of this third party and we do not believe that any of our subsidiary's products or services infringe on the claims of the third party. No patent infringement claims have been filed against us by the third party at this time. Should this third party file patent infringement claims against us, we believe that we would have meritorious defenses to any such claims. However, due to the inherent uncertainties of litigation, we are unable to predict the outcome of any potential litigation with the third party, and any adverse outcome could have a material adverse effect on our business, results of operations and financial condition. Even if we were to ultimately prevail, our business could be adversely affected by the diversion of management attention and litigation costs. Because of this risk, we withheld in escrow approximately 123,000 shares of our common stock from the purchase price paid to acquire one of our voice messaging subsidiaries. This escrow arrangement terminates in April 2000. There can be no assurance that such escrow will be sufficient to fully cover our exposure in the event of litigation or an adverse outcome to the potential infringement claims.

   In February 1997, we entered into a long-term nonexclusive license agreement with AudioFAX IP LLC settling a patent infringement suit filed by AudioFAX in June 1996. Effective April 1, 1998, this initial license agreement was amended to include Xpedite Systems, Inc. within the coverage of the license. In September 1997, one of our subsidiaries also entered into a long-term non-exclusive license agreement with AudioFAX.

   Prior to its acquisition by us, Xpedite received a letter from Cable & Wireless, Inc. informing Xpedite that Cable & Wireless had received a demand letter from AudioFax claiming that certain Cable & Wireless products and services infringed AudioFax's patent rights. Cable & Wireless initially sought indemnification from Xpedite for such claim. Subsequent to our acquisition of Xpedite, Cable & Wireless notified us of the AudioFax claim and sought indemnification directly from us. We have requested, but as yet are without, sufficient information to evaluate the merits of this claim and we are unable at this time to predict the outcome of this matter.

   In May 1997, we received a letter from a provider of goods and services in the telecommunications field objecting to our use of the phrase "personal assistant" based on that company's federally registered "personal assistant" service mark. In June 1997, we responded to the objections, noting that we did not intend to use, nor would we use in the future, the words "personal assistant" as a trademark or service mark, but instead would merely use these words to describe the nature of our product. We have not heard anything further from the potential claimant and we believe that the matter has been resolved.

   In July 1997, we received a letter from counsel for a French publishing company objecting to our use of the "Premiere" trademark. We have received indications from such French company of a mutually acceptable resolution. Based on, among other things, the type of business in which the French company is engaged and the low likelihood that we will engage in competitive activities using the Premiere mark in France, we believe that no action will be brought. Due to the inherent uncertainties of litigation, however, we are unable to predict the outcome of any potential litigation with the French company, and any adverse outcome could have a material effect on our business, financial condition and results of operations. Even if we were to prevail in such a challenge, our business could be adversely affected by the diversion of management attention and litigation costs.

   In 1999, we received separate letters from Ronald Katz, Aerotel Limited/Aerotel USA, Inc. and Cable & Wireless informing us of the existence of their respective patents or patent portfolios and the potential applicability of those patents on our products and services. We are currently considering each of these matters, but we currently lack sufficient information to assess their potential outcomes. Due to the inherent uncertainties of litigation, we are unable to predict the outcome of any potential litigation, and any adverse outcome could have a material effect on our business, financial condition and results of operations. Even if we were to prevail in such a challenge, our business could be adversely affected by the diversion of management attention and litigation costs.

   In March 1999, Aspect Telecommunications, Inc., the purported current owner of certain patents, filed suit against us alleging that we had violated claims in these patents and requesting damages and injunctive relief. The suit asserts that we are offering certain "calling card and related enhanced services," "single number service" and "call connecting services" covered by four patents owned by Aspect Telecommunications. We have reviewed the subject patents and, based on that review, we believe that our products and services currently being marketed do not infringe them. In addition, we believe that certain licenses we have from third-party vendors may insulate us from some or all of any damages. On March 29, 1999 we filed an answer denying the allegations and a counterclaim seeking to invalidate the patents. The matter is currently in discovery, with a court mandated arbitration hearing presently being scheduled for later this year. Due to the inherent uncertainties of litigation, we are unable to predict the outcome of this litigation, and any adverse outcome could have a material effect on our business, financial condition and results of operations. Even if we prevail, our business could be adversely affected by the diversion of management attention and litigation costs.

We May Lose Revenue or Incur Additional Costs Because of Failure to Adequately Address the Year 2000 Issue.

   It is possible that a portion of our currently installed computer systems, software products, billing systems, telephony platforms, networks, database or other business systems (hereinafter referred to collectively as "Systems"), or those of our customers, vendors or resellers, working either alone or in conjunction with other software or systems, will not accept input of, store, manipulate and output dates for 2000 or thereafter without error or interruption (commonly known as the "Year 2000" problem). Premiere believes it is materially prepared for the move into the Year 2000. However, there can be no assurance that we will identify all such Year 2000 problems in our Systems or those of our customers or vendors, including network transmission providers, in advance of their occurrence or that we will be able to successfully remedy any problems that have been or may subsequently be discovered. In addition, we are dependent upon third parties for transmission of its calls and other communications. There can be no assurance that these third party providers will identify and remedy any Year 2000 problems in their transmission facilities. The expenses of our efforts to identify and address such problems, the expenses or liabilities to which we may be subject as a result of such problems, or the failure of third party providers of transmission facilities, could have a material adverse effect on our business, financial condition and results of operations. The financial stability of existing customers may be adversely impacted by Year 2000 problems which could have a material adverse impact on our revenues. In addition, any failure by us to identify and remedy Year 2000 problems could put us at a competitive disadvantage relative to companies that have corrected Year 2000 problems.

One or More Adverse Outcomes In Our Pending Litigation Could Have a Material Adverse Effect on Our Business.

   In the ordinary course of our business, we are subject to claims and litigation from third parties alleging that our products and services infringe the patents, trademarks and copyrights of such third parties. We have several litigation matters pending not involving infringement claims which we are defending vigorously. Due to the inherent uncertainties of the litigation process and the judicial system, we are unable to predict the outcome of such litigation matters. If the outcome of one or more of such matters is adverse to us, it could have a material adverse effect on our business, financial condition and results of operations.

   The Company and certain of its officers and directors have been named as defendants in multiple shareholder class action lawsuits filed in the United States District Court for the Northern District of Georgia. Plaintiffs seek to represent a class of individuals who purchased or otherwise acquired the Company's common stock from as early as February 11, 1997 through June 10, 1998. Class members allegedly include those who purchased the Company's common stock as well as those who acquired stock through the Company's acquisitions of VoiceTel Enterprises, Inc. ("Voice-Tel"), Voice-Tel's franchisees and Xpedite. Plaintiffs allege the defendants made positive public statements concerning the Company's growth and acquisitions. In particular, plaintiffs allege the defendants spoke positively about the Company's acquisitions of Voice-Tel, Xpedite, American Teleconferencing Services, TeleT Telecommunications, LLC ("TeleT") and VoiceCom Holdings, Inc. ("VoiceCom"), as well as its venture with UniDial Communications, its investment in USA.NET and the commercial release of Orchestrate. Plaintiffs allege these public statements were fraudulent because the defendants knowingly failed to disclose that the Company allegedly was not successfully consolidating and integrating these acquisitions. Alleged evidence of scienter include sales by certain individual defendants during the class period and the desire to keep the common stock price high so that future acquisitions could be made using the Company's common stock. Plaintiffs allege the truth was purportedly revealed on June 10, 1998, when the Company announced it would not meet analysts' estimates of second quarter 1998 earnings because, in part, of the financial difficulties experienced by a licensing customer and by a strategic partner with respect to the Company's Enhanced Calling Services, revenue shortfalls from its Voice and Data Messaging services, as well as other unanticipated costs and one-time charges totaling approximately $17.1 million on a pre-tax basis. Plaintiffs allege the Company admitted it had experienced difficulty in achieving its anticipated revenue and earnings from voice messaging services due to difficulties in consolidating and integrating its sales function. Plaintiffs allege violation of Sections 10(b), 14(a) and 20(a) of the Securities Exchange Act of 1934 and Sections 11, 12 and 15 of the Securities Act of 1933. The Company filed a motion to dismiss this complaint in April 1999, which is pending.

   A lawsuit was filed on November 4, 1998 against the Company, as well as individual defendants Boland T. Jones, Patrick G. Jones, George W. Baker, Sr., Eduard J. Mayer and Raymond H. Pirtle, Jr. in the Southern District of New York. Plaintiffs were shareholders of Xpedite who acquired common stock of the Company as a result of the merger between the Company and Xpedite in February 1998. Plaintiffs' allegations are based on the representations and warranties made by the Company in the prospectus and the registration statement related to the merger, the merger agreement and other documents incorporated by reference, regarding the Company's acquisitions of Voice-Tel and VoiceCom, the Company's roll-out of Orchestrate, the Company's relationship with customers Amway Corporation and DigiTEC, 2000, Inc., and the Company's 800-based calling card service. Based on these factual allegations, plaintiffs allege causes of action against the Company for breach of contract, against all defendants for negligent misrepresentation, violations of Sections 11 and 12(a)(2) of the Securities Act of 1933 ("Securities Act"), and against the individual Defendants for violation of Section 15 of the Securities Act. Plaintiffs seek undisclosed damages together with pre- and post-judgment interest, recission or recissory damages as to violation of Section 12(a)(2) of the Securities Act, punitive damages, costs and attorneys' fees. Defendants motion to transfer venue to Georgia has been granted and the defendants' motion to dismiss is pending.

   On November 26, 1997, Wael Al-Khatib ("Al-Khatib"), the sole shareholder and former president of Communications Network Corporation ("CNC"), and his company, Platinum NetworkCorp. ("Platinum"), filed a complaint against Premiere Communications, Inc. ("PCI"), WorldCom Network Services, Inc. f/k/a WilTel, Inc, ("WorldCom"), Bernard J. Ebbers, David F. Meyers, Robert Vetera, Joseph Cusick, William Trower, Don Wilmouth, Digital Communications of America, Inc., Boland Jones, Patrick Jones, and John Does I-XX in the United States District Court for the Eastern District of New York. Plaintiffs contend that PCI, certain officers of PCI and the other defendants engaged in a fraudulent scheme to restrain trade in the debit card market nationally and in the New York debit card sub-market and made misrepresentations of fact in connection with the scheme. The plaintiffs are seeking at least $250 million in compensatory damages and $500 million in punitive damages from PCI and the other defendants. This matter has been settled, pending payment of $250,000 by Khatib to WorldCom. The settlement does not require PCI or Premiere to make any payments.

   On February 23, 1998, Rudolf R. Nobis and Constance Nobis filed a complaint in the Superior Court of Union County, New Jersey against 15 named defendants including Xpedite and certain of its alleged current and former officers, directors, agents and representatives. The plaintiffs allege that the 15 named defendants and certain unidentified "John Doe defendants" engaged in wrongful activities in connection with the management of the plaintiffs' investments with Equitable Life Assurance Society of the United States and/or Equico Securities, Inc. (collectively "Equitable"). More specifically, the complaint asserts wrongdoing in connection with the plaintiffs' investment in securities of Xpedite and in unrelated investments involving insurance-related products. The defendants include Equitable and certain of its current or former representatives. The allegations in the complaint against Xpedite are limited to plaintiffs' investment in Xpedite. The plaintiffs have alleged that two of the named defendants, allegedly acting as officers, directors, agents or representatives of Xpedite, induced the plaintiffs to make certain investments in Xpedite but that the plaintiffs failed to receive the benefits that they were promised. Plaintiffs allege that Xpedite knew or should have known of alleged wrongdoing on the part of other defendants. Plaintiffs seek an accounting of the corporate stock in Xpedite, compensatory damages of approximately $4.85 million, plus $200,000 in "lost investments," interest and/or dividends that have accrued and have not been paid, punitive damages in an unspecified amount, and for certain equitable relief, including a request for Xpedite to issue 139,430 shares of common stock in the plaintiffs' names, attorneys' fees and costs and such other and further relief as the court deems just and equitable. On or about November 16, 1998 the court entered an order transferring all disputes between plaintiffs and certain defendants to arbitration and dismissing without prejudice plaintiff's complaint against those defendants. On or about December 23, 1998, Xpedite filed a motion to stay the action pending the resolution of the arbitration or in the alternative to compel plaintiffs to provide discovery. On or about January 22, 1999, the court granted Xpedite's motion to stay further proceedings pending the arbitration. On or about March 11, 1999, plaintiffs filed a motion for reconsideration of the court's decision. On or about April 1, 1999, the Court vacated the January 22, 1999 Order and directed that the action be referred to the active case list. Xpedite filed a Motion for Leave to Amend Answer and Assert Cross-Claims, which was granted. Those third-parties have filed motions to dismiss, which are presently pending.

   On June 11, 1999, Premiere filed a complaint against MCI WorldCom in the Superior Court of Fulton County for the State of Georgia. Premiere subsequently filed an amended complaint on June 18, 1999. The amended complaint alleges that MCI WorldCom breached the Strategic Alliance Agreement, dated November 13, 1996 between Premiere and MCI WorldCom by, inter alia, awarding various contracts to vendors other than Premiere and to which Premiere was entitled either exclusive or preferential consideration. In addition to injunctive relief, Premiere seeks damages of not less than $10 million, pre- and post-judgment interest, costs and expenses of litigation, including attorneys' fees. On July 1, 1999 the Court entered an order staying all proceedings pending arbitration. In connection with that order, MCI WorldCom agreed that it would not issue any Requests for Information, Requests for Proposals or enter into any contracts with respect to the proposals challenged by Premiere. Premiere intends to file commence arbitration proceedings against MCI WorldCom in the near future.

   The Company is also involved in various other legal proceedings which the Company does not believe will have a material adverse effect upon the Company's business, financial condition or results of operations, although no assurance can be given as to the ultimate outcome of any such proceedings.

If Our Quarterly Results Do Not Meet the Expectations of Public Market Analysts and Investors Our Stock Price May Decrease.

   Quarterly revenues are difficult to forecast because the market for our services is rapidly evolving. Our expense levels are based, in part, on our expectations as to future revenues. If revenue levels are below expectations, we may be unable or unwilling to reduce expenses proportionately and operating results would likely be adversely affected. As a result, we believe that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Due to all of the foregoing factors, it is likely that in some future quarter our operating results will be below the expectations of public market analysts and investors. In such event, the market price of our common stock will likely be materially adversely affected.

   Our operating results have varied significantly in the past and may vary significantly in the future. Specific factors that may cause our future operating results to vary include:

  . the unique nature of strategic relationships into which we may enter in the future;

  . changes in operating expenses resulting from such strategic relationships and other factors;

  .  the continued acceptance of our licensing program;

  .  the financial performance of our licensees and strategic partners;

  .  the timing of new service announcements;

  . market acceptance of new and enhanced versions of our products and services, including Orchestrate;

  .  acquisitions;

  .  performance of strategic investments;

  . changes in legislation and regulations that may affect the competitive environment for our communications services; and

  .  general economic and seasonal factors.

   In the future, revenues from our strategic relationships may become an increasingly significant portion of our total revenues. Due to the unique nature of each strategic relationship, these relationships may change the mix of our expenses relative to our revenues.

Software Failures or Errors May Result in Failure of Our Networks and/or Platforms or Loss of Significant Customers.

   The software that we have developed and utilized in providing our services, including the Orchestrate software, may contain undetected errors. Although we generally engage in extensive testing of our software prior to introducing the software onto any of our networks and/or platforms, there can be no assurance that errors will not be found in the software after the software goes into use. Any such errors may result in partial or total failure of our networks, additional and unexpected expenses to fund further product development or to add programming personnel to complete a development project, and loss of revenue because of the inability of customers to use our networks or the cancellation by significant customers of their service with us, any of which could have a material adverse effect on our business. We maintain technology errors and omissions insurance coverage of $35.0 million per policy aggregate. However, there can be no assurance that we will be able to maintain our technology errors and omissions insurance, that such insurance will continue to be available at reasonable prices or will be sufficient to compensate us for losses we experience due to our inability to provide services to our customers.

Interruption In Long Distance Service Could Result In a Loss of Significant Customers and Revenue.

   We do not own a transmission network and, accordingly, depend on MCI WorldCom, AT&T and other facilities-based and non-facilities based carriers for transmission of our customers' long distance calls. These long distance telecommunications services generally are procured pursuant to supply agreements for terms of three to five years, subject to earlier termination in certain events. Certain of these agreements provide for minimum purchase requirements. Further, we are dependent upon local exchange carriers, or LECs, and CLECs for call origination and termination. If there is an outage affecting one of our terminating carriers, our platform automatically switches calls to another terminating carrier if capacity is available. We have not experienced significant losses in the past due to interruptions of service at terminating carriers, but no assurance can be made in this regard in the future. Our ability to maintain and expand our business depends, in part, on our ability to continue to obtain telecommunication services on favorable terms from long distance carriers and the cooperation of both interexchange carriers and LECs or CLECs in originating and terminating service for our customers in a timely manner. The partial or total loss of the ability to receive or terminate calls would result in a loss of revenues and could lead to a loss of significant customers, which could have a material adverse effect on our business, financial condition or results of operations.

   We lease capacity on the MCI WorldCom backbone to provide connectivity and data transmission within our private data network. The telecommunication agreement expires in September 2000. Our hub equipment is co-located at various MCI WorldCom sites pursuant to co-location agreements that are terminable by either party upon 30 days written notice. Our ability to maintain network connectivity is dependent upon our access to transmission facilities provided by MCI WorldCom or an alternative provider. We have no assurance that we will be able to continue our relationship with MCI WorldCom beyond the terms of our current agreements with MCI WorldCom or that we will be able to find an alternative provider on terms as favorable as those offered by MCI WorldCom or on any other terms. If we were required to relocate our hub equipment or change our network transmission provider, we could experience shutdowns in our service and increase costs which could have a material adverse effect on our customer relationships and customer retention and, therefore, our business, financial condition and results of operations.

Any Significant Difficulty Obtaining Voice Messaging Equipment From Suppliers Could Adversely Effect Our Business.

   We do not manufacture voice messaging equipment used at our voice messaging service centers, and such equipment is currently available from a limited number of sources. Although we have not historically experienced any significant difficulty in obtaining equipment required for our operations and believe that viable alternative suppliers exist, no assurance can be given that shortages will not arise in the future or that alternative suppliers will be available. Our inability to obtain voice messaging equipment could result in delays or reduced delivery of messages which would materially and adversely affect our business, financial condition and results of operations. In addition, technological advances may result in the development of new voice messaging equipment and changing industry standards and there can be no assurance that our voice messaging equipment will not become obsolete. Such events would require us to invest significant capital in upgrading or replacing our voice messaging equipment and could have a material adverse effect on our business, financial condition and results of operations.

Various Regulatory Factors Affect Our Financial Performance and Our Ability to Compete.

   Our operating subsidiary, Premiere Communications, Inc., or PCI, that provides regulated long distance telecommunications services is subject to regulation by the FCC and by various state public service and public utility commissions, or "PUCs", and is otherwise affected by regulatory decisions, trends and policies made by these agencies. Various international authorities may also seek to regulate the services provided by PCI.

   Generally, FCC rules require interexchange carriers to permit resale of their transmission services. FCC rules also require LECs to provide all interexchange carriers with equal access to local exchange facilities for purposes of origination and termination of long distance calls. If either or both of these requirements were eliminated, our business could be adversely affected. Moreover, the underlying carriers that provide services to both PCI and our other operating subsidiaries or that originate or terminate either PCI's or the other operating subsidiaries' traffic may increase rates or experience disruptions in service due to factors outside our control, which could cause both PCI and our other operating subsidiaries to experience increases in rates for telecommunications services or, in the case of PCI, disruptions in transmitting its subscribers' long distance calls.

   PCI has made the requisite filings with the FCC to provide interstate and international long distance services. As a condition of providing such services, PCI must comply with various FCC requirements, including tariffing requirements, reporting obligations, and payment of regulatory assessments in connection with programs such as universal service, telecommunications relay service and payphone compensation, and must submit to the FCC's jurisdiction for resolution of complaints. PCI uses reasonable efforts to ensure that its operations comply with these regulatory requirements. However, there can be no assurance that PCI is currently in compliance with all FCC regulatory requirements.

   In order to provide intrastate long distance service, PCI generally is required to obtain certification from state PUCs, to register with such state PUCs or to be found exempt from registration by such state PUCs. PCI has either filed the applications necessary to provide intrastate long distance telecommunications services throughout the United States or is in the process of filing such applications. To date, PCI is authorized to provide long distance telecommunications services in 46 states and in the District of Columbia and is seeking authorization to provide long distance telecommunications services in four states. With the exception of three states, Colorado, Michigan and Arizona, in which PCI's applications to provide operator service (i.e., "0+") are pending, PCI is authorized to provide operator service in each state where PCI provides long distance telecommunications service. In addition, as a condition of providing intrastate long distance services, PCI generally is required to comply with PUC tariffing requirements, reporting obligations and regulatory assessments, and to submit to PUC jurisdiction over complaints, transfers of control and certain financing transactions. PCI uses reasonable efforts to ensure that its operations comply with these regulatory requirements. However, there can be no assurance that PCI is currently in compliance with all PUC regulatory requirements. Further PCI's facilities do not prevent subscribers from using the facilities to make long distance calls in any state, including states in which PCI currently is not authorized to provide intrastate telecommunications services and operator services. There can be no assurance that PCI's provision of long distance telecommunications and operator services in states where it is not in compliance with PUC requirements will not have a material adverse effect on our business, financial condition and results of operations.

   The 1996 Act is intended to increase competition in the long distance and local telecommunications markets. The 1996 Act opens competition in the local services market and, at the same time, contains provisions intended to protect consumers and businesses from unfair competition by incumbent LECs, such as the RBOCs. The 1996 Act allows RBOCs to provide long distance service outside of their local service territories but bars them from immediately offering in-region interLATA long distance services until certain conditions are satisfied. An RBOC must apply to the FCC to provide in-region interLATA long distance services and must satisfy a set of pro-competitive criteria intended to ensure that RBOCs open their own local markets to competition before the FCC will approve such application. While the FCC has yet to grant any RBOC interLATA application, we are unable to determine how the FCC will rule on any such applications in the future.

   As a result of the 1996 Act, we may experience increased competition from others, including the RBOCs. In addition, both PCI and our other operating subsidiaries may be subject to additional regulatory requirements and fees resulting from the implementation of the 1996 Act.

   In conducting its business, we are subject to various laws and regulations relating to commercial transactions generally, such as the Uniform Commercial Code and we are also subject to the electronic funds transfer rules embodied in Regulation E promulgated by the Board of Governors of the Federal Reserve System. Congress has held hearings regarding, and various agencies are considering, whether to regulate providers of services and transactions in the electronic commerce market. For example, the Federal Reserve has proposed amendments to Regulation E that may affect how disclosures are made for electronic funds transfers. The Department of Treasury has issued final rules and proposed other rules that impose or would impose record keeping, reporting and other requirements to a wide variety of entities involved in electronic commerce. It is possible that Congress, the states or various government agencies could impose new or additional requirements on the electronic commerce market or entities operating therein. If enacted, such laws, rules and regulations could be imposed on our business and industry and could have a material adverse effect on our business, financial condition and results of operations. Our proposed international activities also will be subject to regulation by various international authorities and the inherent risk of unexpected changes in such regulation.

If Expansion Into International Markets Is Not Successful Our Business May
Suffer.

   A key component of our strategy is our planned expansion into international markets. If international revenues are not adequate to offset the expense of establishing and maintaining these international operations, it could have a material adverse effect on our business, financial condition and results of operations.

   We operate Voice and Data Messaging service centers in Canada, Australia, New Zealand and Puerto Rico and new Voice and Data Messaging service centers have recently been established in the United Kingdom, Germany, Italy, Japan, Hong Kong and South Korea. In addition, Conferencing operations were recently established in Canada. We also plan to establish Conferencing operations or capability in the United Kingdom, Germany, France, Singapore, Australia and Hong Kong.

   While our Document Distribution subsidiary has significant international experience, we only have limited experience in marketing and distributing our Voice and Data Messaging and Conferencing services internationally. There can be no assurance that we will be able to successfully:

  .  establish the proposed Conferencing operations or capabilities, or

  . market, sell and deliver our Voice and Data Messaging and Conferencing services in the new international markets.

There Are Certain Risks Inherent to International Operations Which Could Cause Our Business to Suffer.

   In addition to the uncertainty as to our ability to expand our international presence, there are certain difficulties and risks inherent in doing business on an international level, such as burdensome regulatory requirements and unexpected changes in these requirements, export restrictions, export controls relating to technology, tariffs and other trade barriers, difficulties in staffing and managing international operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world and potentially adverse tax consequences.

   We typically denominate foreign transactions in foreign currency and have not regularly engaged in hedging transactions, although we may engage in hedging transactions from time to time in the future. In connection with one acquisition we borrowed funds denominated in the local currency. We have not experienced any material losses from fluctuations in currency exchange rates, but there can be no assurance that we will not incur material losses due to currency exchange rate fluctuations in the future.

We Rely on International Operations for Significant Revenues From Enhanced Document Distribution Services, Which May Be Adversely Affected By Fluctuations in Foreign Currencies.

   A significant portion of our Document Distribution business is conducted outside the United States and a significant portion of our revenues and expenses from that business are derived in foreign currencies. Accordingly, the results of operations from our Document Distribution business may be materially affected by fluctuations in foreign currencies. Many aspects of our international operations and business expansion plans are subject to foreign government regulations, currency fluctuations, political uncertainties and differences in business practices. There can be no assurance that foreign governments will not adopt regulations or take other actions that would have a direct or indirect adverse impact on the business or market opportunities of our Document Distribution business within such governments' countries, including increased tariffs. Furthermore, there can be no assurance that the political, cultural and economic climate outside the United States will be favorable to our operations and growth strategy.

If We Are Not Able to Expand Our Document Distribution Services Our Business May Suffer.

   We intend to accelerate growth of our Document Distribution services throughout the world by expansion of our proprietary private world-wide document distribution network, the integration of that network with our private frame relay network and computer telephony platforms and the acquisition of entities engaged in the business of electronic document distribution services. There can be no assurance that we will be able to expand our ability to provide electronic document services at a rate or in a manner satisfactory to meet the demands of existing or future customers, including, but not limited to, increasing the capacity of our document distribution network to process increasing amounts of document traffic, integrating and increasing the capability of our document distribution network to perform tasks required by our customers or identifying and establishing alliances with new partners in order to enable us to expand our network in new geographic regions. Such inability may adversely affect customer relationships and perceptions of our business in the markets in which we provide services, which could have a material adverse effect on our business, financial condition and results of operations. In addition, such growth will involve substantial investments of capital, management and other resources. There can be no assurance that we will generate sufficient cash for future growth of our document distribution business through earnings or external financings, or that such external financings will be available on terms acceptable to us or that we will be able to employ any such resources in a manner that will result in accelerated growth.
Returned Transactions or Thefts of Services Could Adversely Effect Our
Business.


   Although we believe that our risk management and bad debt reserve practices are adequate, there can be no assurance that our risk management practices, including our internal controls, or reserves will be sufficient to protect us from unauthorized or returned transactions or thefts of services which could have a material adverse effect on our business, financial condition and results of operations. We use two principal financial payment clearance systems in connection with our Enhanced Calling Services: the Federal Reserve's Automated Clearing House for electronic fund transfers; and the national credit card systems for electronic credit card settlement. In our use of these established payment clearance systems, we generally bear credit risks similar to those normally assumed by other users of these systems arising from returned transactions caused by insufficient funds, stop payment orders, closed accounts, frozen accounts, unauthorized use, disputes, theft or fraud. From time to time, persons have gained unauthorized access to our network and obtained services without rendering payment to us by unlawfully using the access numbers and Personal Identification Numbers, or "PINs", of authorized users. In addition, in connection with our wholesale prepaid telephone card relationships, we have experienced unauthorized activation of prepaid telephone cards. No assurance can be given that losses due to unauthorized use of access numbers and PINs, unauthorized activation of prepaid calling cards or activation of prepaid calling cards in excess of the prepaid amount, or theft of prepaid calling cards will not be material. We attempt to manage these risks through our internal controls and proprietary billing systems. Our computer telephony platform is designed to prohibit a single access number and PIN from establishing multiple simultaneous connections to the platform, and generally we establish preset spending limits for each subscriber. We also maintain reserves for such risks. Past experience in estimating and establishing reserves and our historical losses are not necessarily accurate indicators of future losses or the adequacy of the reserves we may establish in the future.

Our Articles of Incorporation and Bylaws and Georgia Law May Inhibit a Takeover, Which May Not Be In the Interests of Shareholders.

   Our board of directors is empowered to issue preferred stock without shareholder action. The existence of this "blank-check" preferred could render more difficult or discourage an attempt to obtain control of Premiere by means of a tender offer, merger, proxy contest or otherwise. Our Articles of Incorporation, as amended, divide the board of directors into three classes, as nearly equal in size as possible, with staggered three-year terms. One class will be elected each year. The classification of the board of directors could have the effect of making it more difficult for a third party to acquire control of Premiere. We are also subject to certain provisions of the Georgia Business Corporation Code which relate to business combinations with interested shareholders. In addition to considering the effects of any action on us and our shareholders, our Articles of Incorporation permit our board of directors and the committees and individual members thereof to consider the interests of various constituencies, including employees, customers, suppliers, and creditors, communities in which we maintain offices or operations, and other factors which such directors deem pertinent, in carrying out and discharging the duties and responsibilities of such positions and in determining what is believed to be our best interests.

   On June 23, 1998, our board of directors declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of common stock. The dividend was paid on July 6, 1998, to the shareholders of record on that date. Each Right entitles the registered holder to purchase one one-thousandth of a share of Series C Junior Participating Preferred Stock, par value $0.01 per share (the "Preferred Shares"), at a price of sixty dollars ($60.00) per one-thousandth of a Preferred Share, subject to adjustment. The description and terms of the Rights are set forth in the Shareholder Protection Rights Agreement, as the same may be amended from time to time, dated as of June 23, 1998, between us and SunTrust Bank, Atlanta, as rights agent. The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. However, the Rights should not interfere with any merger, statutory share exchange or other business combination approved by the board of directors since the Rights may be terminated by the board of directors at any time on or prior to the close of business ten business days after announcement by us that a person has become an acquiring person, as such term is defined in the Shareholder Protection Rights Agreement. Thus, the Rights are intended to encourage persons who may seek to acquire control of us to initiate such an acquisition through negotiations with the board of directors. However, the effect of the Rights may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial equity position in the equity securities of, or seeking to obtain control of, us.

                              SELLING SHAREHOLDERS

   The following table sets forth:

  .  the name of each of the selling shareholders;

  . the number of shares beneficially owned by each selling shareholder prior to the offering and being offered under this prospectus; and

  . the number of shares of common stock beneficially owned by each selling shareholder after the completion of the offering.

   As of the date of this prospectus, none of the selling shareholders has had a material relationship with us or any of our affiliates within the past three years. The table has been prepared on the basis of information furnished to us by or on behalf of the selling shareholders. Because the selling shareholders may offer all or some of the shares pursuant to this offering, no estimate can be given as to the amount of shares that will be held by the selling shareholders upon the termination of this offering. Each Selling Shareholder owns less than 1% of the total number of shares of Premiere common stock outstanding.

   The information in this table is as of the date of this prospectus. Information concerning the selling shareholders may change from time to time and any such changed information will be set forth in supplements to this prospectus if and when necessary.

                                         Shares                      Shares
                                      Beneficially                Beneficially
                                      Owned Before     Shares      Owned After
Name                                  the Offering Offered Hereby  Offering(1)
----                                  ------------ -------------- ------------
BancBoston Ventures, Inc.............   193,984       169,600        24,384
Southern Venture Fund, II, L.P.......   179,154       156,623        22,531
GSM Capital Limited Partnership......   128,637       112,459        16,178
ARGC, LLC............................       323           283            40
Anne G. and Peter R. Hennessy, as
 joint tenants.......................     7,870         6,887           983
Douglas Warstler.....................     2,992         2,992           --

--------
(1) The shares of our common stock beneficially owned by the selling shareholders after the offering are all held in escrow pursuant to an escrow agreement entered into as part of our acquisition of Intellivoice Communications.

                              PLAN OF DISTRIBUTION

   Any or all of the shares of our common stock offered hereby may be sold from time to time by the selling shareholders, or by pledgees, donees, transferees or other successors in interest. The selling shareholders may sell their shares in transactions through the Nasdaq National Market System, in negotiated transactions, or by a combination of those methods of sale. The shares of our common stock offered hereby may be offered at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. Prices will be determined by the selling shareholders or by agreement between the selling shareholders and its underwriter, broker-dealer, or agent. The selling shareholders may sell their shares directly to purchasers or through underwriters, agents or broker-dealers by one or more of the following:

  . ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  . purchases by a broker or dealer as principal and resale by such broker or dealer for their account pursuant to this prospectus;

  . a block trade in which the broker or dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  . an exchange distribution in accordance with the rules of the exchange or automated interdealer quotation system on which the shares are then listed; and

  .  through the writing of options on the shares.

   Underwriters, agents or broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and or the purchasers of the shares for which such underwriters, agents or broker-dealers may act as agents or to whom they sell as principals, or both. The compensation paid by the selling shareholders to an underwriter, agent or particular broker-dealer will be negotiated prior to the sale and may be in excess of customary compensation. If required by applicable law at the time a particular offer of the shares is made, the terms and conditions of such transaction will be set forth in a supplement to this prospectus. In addition, any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

   In connection with the distribution of the shares being sold pursuant to this prospectus, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also sell the shares short and redeliver the shares to close out the short positions. The selling shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The selling shareholders may also loan or pledge the shares to a broker-dealer, and the broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may effect sales of the pledged shares. In addition to the foregoing, the selling shareholders may from time to time enter into other types of hedging transactions.

   In addition, the selling shareholders and any underwriter, broker-dealer, or agent that participates in the distribution of the shares of our common stock may be deemed to be an underwriter under the Securities Act of 1933, as amended, (although neither Premiere nor the selling shareholders so concedes), and any profit on the sale of shares of our common stock and any discount, concession, or commission received by any of such underwriter, broker-dealer, or agent, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

                                USE OF PROCEEDS

   The shares of our common stock offered hereby are for the account of the selling shareholders. We will not receive any of the proceeds from any sales of the shares by the selling shareholders.

                                    EXPERTS

   The consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                                    OPINION

   Kikpatrick Stockton LLP will pass upon the legality of the shares of our common stock offered hereby.

                          INCORPORATION BY REFERENCE

   The following documents which we have previously filed with the SEC are hereby incorporated by reference herein:

   (1) Premiere's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the Securities and Exchange Commission (the "Commission") on March 31, 1999, as amended by Premiere's Form 10-K/A filed with the Commission on April 1, 1999;

   (2) Premiere's Current Report on Form 8-K dated February 17, 1999 and filed with the Commission on March 4, 1999, as amended by Premiere's Current Report on Form 8-K/A filed with the Commission filed on May 3, 1999, as further amended by Premiere's Current Report on Form 8-K/A filed with the Commission filed on May 5, 1999;

   (3) Premiere's Quarterly Report on Form 10-Q/A for the quarter ended September 30, 1998, filed with the Commission on May 14, 1999;

   (4) Premiere's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed with the Commission on May 17, 1999, as amended by Premiere's Form 10-Q/A filed with the Commission on May 27, 1999;

   (5) Premiere's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed with the Commission on August 16, 1999;

   (6) the description of Premiere's Common Stock contained in Premiere's Registration Statement on Form 8-A, declared effective on March 1, 1996, and any amendment or report filed for the purpose of updating any such description;

   (7) the description of the rights to purchase shares of Premiere's Series C Junior Participating Preferred Stock contained in Premiere's Registration Statement on Form 8-A, filed with the Commission on June 26, 1998, and any amendment or report filed for the purpose of updating any such description; and

   (8) the information set forth in Premiere's Proxy Statement, as revised, under the heading "Security Ownership of Certain Beneficial Owners and Management," the sub-headings "Nominees For Directors" and "Incumbent Directors and Executive Officers," and the heading "Executive Compensation and Other Information," but excluding the information under the sub-headings "Compensation Committee Report" and "Performance Graphs," as filed with the Commission on Schedule 14A on April 30, 1999, as revised on May 14 and May 19, 1999.

   All other documents subsequently filed by the registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

   Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Subject to the foregoing, all information appearing in this registration statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

   We will provide without charge, upon the written or oral request of any person, including any beneficial owner, to whom this prospectus is delivered, a copy of any and all information (excluding certain exhibits) relating to our business or our common stock that has been incorporated by reference in the Registration Statement. Such requests should be directed to:

                                Patrick G. Jones
                 Senior Vice President and Chief Legal Officer
                          Premiere Technologies, Inc.
                           3399 Peachtree Road, N.E.
                         The Lenox Building, Suite 600
                             Atlanta, Georgia 30326
                                 (404) 262-8400

                      HOW TO OBTAIN ADDITIONAL INFORMATION

   We file annual, quarterly, and special reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document that we file with the SEC at the SEC's public reference rooms at the following locations: 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; 7 World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

   Our common stock is listed and traded on the Nasdaq National Market System under the symbol "PTEK." Reports, proxy and information statements, and other information concerning Premiere also may be inspected at the offices of the National Association of Securities Dealers; Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

   This prospectus constitutes part of the Registration Statement on Form S-3 of Premiere (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended, relating to the shares of our common stock offered hereby. This prospectus does not include all of the information in the Registration Statement. For further information about our business and our common stock, please refer to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above.

   The SEC allows us to "incorporate by reference" certain information we file with the SEC. This means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling shareholders sells all the shares of our common stock registered hereby.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   , 1999

                          PREMIERE TECHNOLOGIES, INC.

                         448,844 Shares of Common Stock







                               ----------------

                                   PROSPECTUS

                               ----------------



     We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made pursuant to this prospectus after the date of this prospectus shall create an implication that the information contained in this prospectus or the affairs of Premiere have not changed since the date of this prospectus.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   Information Not Required In The Prospectus

Item 14. Other Expenses Of Issuance and Distribution.

   The expenses in connection with the registration of the Securities are set forth in the following table. All amounts except the Securities and Exchange Commission registration fee are estimated.

   Securities and Exchange Commission Registration Fee................. $   730
   Printing Expenses...................................................   5,000
   Accountants' Fees and Expenses......................................  10,000
   Legal Fees and Expenses.............................................  20,000
   Miscellaneous.......................................................   4,270
                                                                        -------
     Total............................................................. $40,000
                                                                        =======

   The foregoing items, except for the registration fee to the Securities and Exchange Commission, are estimated. All selling expenses incurred in connection with the registration of the shares being offered hereby up to $35,000 shall be borne by the selling shareholders in proportion to the number of shares sold by each selling shareholder. Premiere has agreed to bear all such expenses above $35,000. Premiere has agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act.

Item 15. Indemnification Of Directors And Officers.

   The Georgia Business Corporation Code permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that no provision shall eliminate or limit the liability of a director: (i) for an appropriation, in violation of his duties, of any business opportunity of the corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for unlawful corporate distributions; or (iv) for any transaction from which the director received an improper personal benefit. This provision related only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Georgia corporate law (and not for violation of other laws, such as the federal securities laws). Premiere's Articles of Incorporation, as amended, exonerate Premiere's directors from monetary liability to the extent described above.

   In addition to such rights as may be provided by law, Premiere's Bylaws provide broad indemnification rights to Premiere's directors and such officers, employees and agents as may be selected by such directors, with respect to various civil and criminal liabilities and losses which may be incurred by such director, officer, agent or employee pursuant to any pending or threatened litigation or other proceedings, except that such indemnification does not apply in the same situations described above with respect to the exculpation from liability of Premiere's directors. Premiere is also obligated to reimburse such directors and other parties for expenses, including legal fees, court costs and expert witness fees, incurred by such person in defending against any such liabilities and losses, as long as such person in good faith believes that he or she acted in accordance with the applicable standard of conduct with respect to the underlying accusations giving rise to such liabilities or losses and agrees to repay to Premiere any advances made under the Bylaws. Any amendment or other modification to the Bylaws which limits or otherwise adversely affects the rights to indemnification currently provided therein shall apply only to proceedings based upon actions and events occurring after such amendment and delivery of notice thereof to the indemnified parties. Such amendments can only be made upon the affirmative vote of (i) the holders of at least 75% of the shares entitled to vote to alter, amend or repeal the provisions of the Bylaws or (ii) a majority of the Board of Directors present at the meeting at which the votes are taken.

   Premiere has entered into separate indemnification agreements with each of its directors and certain of its officers and employees, whereby Premiere agreed, among other things, to provide for indemnification and advancement of expenses in a manner and subject to terms and conditions similar to those set forth in the Bylaws. These agreements may not be abrogated by action of the shareholders. In addition, Premiere holds an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against the directors and officers of Premiere for a wrongful act that they may become legally obligated to pay or for which Premiere is required to indemnify the directors or officers.

   Premiere believes that the above protections are necessary in order to attract and retain qualified persons as directors and officers.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Premiere pursuant to the foregoing provisions, or otherwise, Premiere has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Premiere of expenses incurred or paid by a director, officer or controlling person of Premiere in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Premiere will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number                       Description

  4.1 Articles of Incorporation of the registrant, as amended (incorporated herein by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the Quarter Ended June 30, 1998, filed with the Commission on August 14, 1998).

  4.2 Amended and Restated Bylaws of the registrant, as amended (incorporated herein by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q/A for the Quarter Ended March 31, 1999, filed with the Commission on May 27,
              1999).

  4.3 Shareholder Protection Rights Agreement, dated June 23, 1998, between Premiere and SunTrust Bank, Atlanta, as Rights Agent (incorporated herein by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K dated June 23, 1998, filed with the Commission on June 26, 1998).

  5.1 Opinion of Kilpatrick Stockton LLP, counsel to the registrant, as to the legality of the securities being registered.

  23.1        Consent of Arthur Andersen LLP.

  23.2        Consent of Kilpatrick Stockton LLP (included in Exhibit 5.1).

  24.1 Power of Attorney (contained on the signature pages of this registration statement at p. II-7).

Item 17. Undertakings.

       (a) The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the Effective Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       (d) The undersigned registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 7th day of October, 1999.

                                             PREMIERE TECHNOLOGIES, INC.

                                                   /s/ Boland T. Jones
                                             By:_______________________________
                                                      Boland T. Jones
                                                 Chairman of the Board and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Boland T. Jones and Robert S. Vaters, and each of them, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities and on the dates indicated.

Signature                          Capacity                      Date
---------                          --------                      ----


/s/ Boland T. Jones                Chairman of the Board and         October 7, 1999
_________________________________   Chief Executive Officer
         Boland T. Jones            (Principal Executive
                                    Officer) and Director


/s/ Robert S. Vaters               Executive Vice President of       October 7, 1999
_________________________________   Finance and Administration
        Robert S. Vaters            and Chief Financial Officer
                                    (Principal Financial and
                                    Accounting Officer)


/s/ George W. Baker, Sr.           Director                          October 7, 1999
_________________________________
      George W. Baker, Sr.



/s/ Raymond H. Pirtle, Jr.         Director                          October 7, 1999
_________________________________
     Raymond H. Pirtle, Jr.



/s/ Roy B. Andersen, Jr.           Director                          October 7, 1999
_________________________________
      Roy B. Andersen, Jr.

 /s/ William P. Payne              Vice Chairman and Director        October 7, 1999
-----------------------------
     William P. Payne


 /s/ Jeffrey A. Allred             President and Chief               October 7, 1999
-----------------------------       Operating Officer and
     Jeffrey A. Allred              Director


 /s/ Jackie M. Ward                Director                          October 7, 1999
-----------------------------
     Jackie M. Ward


 /s/ Jeffrey T. Arnold             Director                          October 7, 1999
-----------------------------
     Jeffrey T. Arnold

                                 EXHIBIT INDEX

Exhibit Number                       Description

  4.1 Articles of Incorporation of the registrant, as amended (incorporated herein by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the Quarter Ended June 30, 1998, filed with the Commission on August 14, 1998).

  4.2 Amended and Restated Bylaws of the registrant, as amended (incorporated herein by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q/A for the Quarter Ended March 31, 1999, filed with the Commission on May 27,
              1999).

  4.3 Shareholder Protection Rights Agreement, dated June 23, 1998, between Premiere and SunTrust Bank, Atlanta, as Rights Agent (incorporated herein by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K dated June 23, 1998, filed with the Commission on June 26, 1998).

  5.1 Opinion of Kilpatrick Stockton LLP, counsel to the registrant, as to the legality of the securities being registered.

  23.1        Consent of Arthur Andersen LLP.

  23.2        Consent of Kilpatrick Stockton LLP (included in Exhibit 5.1).

  24.1 Power of Attorney (contained on the signature pages of this registration statement at p. II-7).


                                       1